CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK
OF MIT HOLDING, INC.

MIT Holding, Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), its Board of Directors has adopted the following resolution:

RESOLVED, that a series of Preferred Stock of the Corporation to be designated “Series A Preferred Stock” be, and it hereby is, created, the Series A Preferred Stock to consist of 5,000 shares, of which the preferences and relative participating, optional and other rights, and the qualifications, limitations, or restrictions of such preferences and rights, are as set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of MIT Holding, Inc., on the terms contained therein, and in the form set attached hereto as Exhibit A.

The qualifications, limitations or restrictions of such preferences and rights of such Series A Preferred Stock are as follows:

Section 1. Definitions

Affiliate. The term “Affiliate” shall mean, as to any specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that, as to any specified person, “Affiliate” shall not include any persons which are limited partners of the person specified.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday or a day on which banks in the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of capital stock issued by the Corporation, including without limitation, the Common Stock and the Series A Preferred Stock.

Common Stock. The term “Common Stock” shall mean the common stock, par value $.000001 per share, of the Corporation.

Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning set forth in Section l hereof.

Dividend Period. The term “Dividend Period” shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date, and thereafter each semi-annual period from, and including, the Dividend Payment Date to, but not including, the next Dividend Payment Date (or earlier date on which dividends are paid).

Initial Issue Date. The term Initial Issue Date shall mean the date on which shares of Series A Preferred Stock were first issued.

Liquidation. The term “Liquidation” shall mean (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) the merger or consolidation of the Corporation with or into any other corporation, partnership or entity in which the stockholders of the Corporation receive cash or securities in complete exchange for the Capital Stock of the Corporation then held by them or (iii) a distribution of property or funds from the Corporation to its stockholders in connection with the sale of all or substantially all of the assets of the Corporation.

Person. The term “Person” (or “Persons” as the context may require) means an individual, a corporation, a partnership, limited liability company, a firm, a joint venture, an association, a trust, an unincorporated organization, a government, foreign or domestic, or any agency or political subdivision thereof or any other entity engaging in commercial activities.

Preferred Stock. The term “Preferred Stock” shall mean the Capital Stock of the Corporation issued from time to time by the Corporation and designated as preferred stock of the Corporation in its Certificate of Incorporation or a certificate of designation adopted and filed pursuant to Section 151 of the Delaware General Corporation Law.

Record Date. The term “Record Date” shall mean, for any class or series of Capital Stock, the date designated by the Board of Directors at the time a dividend is declared as the date for determining holders of record entitled to such dividend; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

Subsidiary. The term “Subsidiary” shall mean, with respect to any Person, a corporation or other business entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or business entity are at the time owned, directly or indirectly through one or more intermediaries, by such Person.

 Warrants. The term Warrants shall mean the warrants issued to the holders of the shares of Series A Preferred Stock. Each Warrant entitles the holder to purchase 2,000 shares of Common Stock, subject to adjustment.

Section 2. Designation and Amount. There shall be a series of Preferred Stock of the Corporation designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), par value $.000001 per share, and the number of shares constituting such series shall be 5,000. The Series A Preferred Stock shall entitle the holder thereof to exercise the voting rights, to participate in distributions and to have the benefits as set forth herein and in the Certificate of Incorporation of the Corporation and as required by applicable law. The liquidation preference amount (“Liquidation Preference Amount”) of each share of Series A Preferred Stock shall be $1,000.

Section 3. Dividends and Distributions. Dividends shall accrue and be cumulative on each share of Series A Preferred Stock from the Initial Issue Date. If and when declared by the Board of Directors, the holders of Series A Preferred Stock shall be entitled to receive dividends in cash or Common Stock, at the option of the Corporation, at a rate of six percent (6.0%) per annum and the Board of Directors shall, to the extent that the Corporation elects to pay such dividend in cash, declare and cause such dividends to be paid out of and to the extent of funds legally available for such purpose, and no more, payable in equal semi-annual payments on the last day of June and December in each year (each a “Dividend Payment Date”), unless such day is not a Business Day, in which case on the next Business Day, commencing on December 31, 2007, to holders of record as they appear on the stock transfer books of the Corporation on the applicable Record Date at a rate of six percent (6.0%) per annum until all accrued dividends have been paid in full. Dividends payable on the Series A Preferred Stock for all periods, including any period less than a half year, shall be computed on the basis of a 365 or 366 day year, as the case may be, and paid for the actual number of days elapsed. In the event that the Corporation elects to cause the dividends to be paid in shares of the Corporation’s Common Stock, then the number of shares of Common Stock to be issued to each holder of shares of Series A Preferred Stock shall be equal to the quotient of (i) the amount of the dividend, and (ii) the volume weighted average price per share of the Common Stock as reported by Bloomberg, L.P. for the five Business Days prior to the Dividend Payment Date. In the event that such price is not reported by Bloomberg L.P., then the price utilized to calculate the number of shares of Common Stock to be issued shall be either (i) the price reported by a reporting service comparable to Bloomberg L.P. as determined in good faith by the Board of Directors of the Corporation, or (ii) in the event that such price is not so reported, then the price shall be determined in good faith by the Board of Directors of the Corporation.

Section 4. Liquidation Preference Amount. In the event of any Liquidation, each holder of an outstanding share of Series A Preferred Stock shall be entitled to receive, and be paid out of the assets of the Corporation available for distribution to its stockholders (in cash, if available) after payment or provision of payment of all debts and other liabilities of the Corporation, the Liquidation Preference Amount, plus all accumulated and unpaid dividends on such share to the date of final distribution to the holder of such share, regardless of whether declared, and no more, before any payment shall be made or any assets distributed (i) to the holders of any Capital Stock ranking junior (either as to dividends or upon Liquidation) to the Series A Preferred Stock or (ii) to the holders of any Capital Stock ranking on parity (either as to dividends or upon Liquidation) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such series are entitled upon Liquidation. If, upon any Liquidation of the Corporation, the assets of the Corporation, or the proceeds thereof, to be distributed among the holders of the outstanding shares of the Series A Preferred Stock would be less than the aggregate Liquidation Preference Amount of all such outstanding shares plus all accumulated and unpaid dividends on all such shares to the date of the final distribution to the holders thereto then such lesser amounts shall be distributed ratably among the holders of the outstanding shares of Series A Preferred Stock based on the amounts they would otherwise be entitled to receive in such Liquidation were payment to be made in full, and no distributions shall be made to the holders of any Capital Stock ranking junior to the Series A Preferred Stock upon such Liquidation. After payment in full of the Liquidation Preference Amount and any accumulated and unpaid dividends in respect of the Series A Preferred Stock upon Liquidation, the holders of such shares in their capacity as such shall not be entitled to any further right or claim to the remaining assets of the Corporation.

Section 5. Conversion

(a) Conversion by the Holder. Each share of Series A Preferred Stock shall be convertible, at the option of the holder at any time. The initial conversion price (the “Conversion Price”) per share for shares of Series A Preferred Stock shall be $0.50 provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in the Corporation’s Certificate of Incorporation.

(b) Conversion by the Corporation. Each share of Series A Preferred Stock may, at the option of the Corporation, be automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock following the effectiveness of a registration statement registering under the Securities Act of 1933, as amended, the resale of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants, if the closing price of the Common Stock is above 300% of the Conversion Price per share during any period of 30 consecutive trading days and the average trading volume of the Corporation’s Common Stock is a minimum of 50,000 shares per day during such 30 day period, provided that the Corporation sends to the holder a notice of conversion within 30 days of such 30th trading day. Upon the Corporation sending such notice of conversion, such shares of Series A Preferred Stock shall be automatically converted into and represent the right to receive, upon surrender of the certificates therefor, the applicable number of shares of Common Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d) Stock-Splits and Combinations In the event the Corporation should at any time or from time to time after the Initial Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time.

If the number of shares of Common Stock outstanding at any time after the issuance of Series A Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the shares of Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion shall be decreased in proportion to such decrease in outstanding shares.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, after the issuance of shares of Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made that the holders of shares of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock.

(g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, a Common Stock dividend as provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which results in the automatic conversion of the Series A Preferred Stock, each share of Series A Preferred Stock shall thereafter be convertible for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5(h) set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5(h) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section 5(i) the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options granted to employees or consultants of the Corporation pursuant to a plan or arrangement adopted by the Board of Directors of the Corporation.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(i)(iii) below, deemed to be issued) by the Corporation after the Initial Issue Date, other than shares of Common Stock issued or issuable:

(I) upon conversion of shares of Series A Preferred Stock

(II)  as a dividend or distribution on shares of Series A Preferred Stock;

(III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I) and (II) or this clause (III); or

(IV)  any shares of Common Stock issuable in accordance with outstanding options, warrants and conversion rights;

(V)  shares issuable pursuant to existing option plans and compensation plans, including up to 15,000,000 shares issuable to the Corporation’s officers pursuant to such plans.

(ii)  No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made pursuant to Section 5(i)(iv), by adjustment in the applicable Conversion Price thereof unless the consideration per share (determined pursuant to Section 5(i)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

(iii)  Issue of Securities Deemed Issue of Additional Shares of Common Stock. For purposes of this Section 5(i), if the Corporation at any time or from time to time after the Initial Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or conversion of same, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date; provided, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(i)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be; provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)  No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such options or conversion or exchange of such Convertible Securities;

(B)  If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)  No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date;

(D)  Notwithstanding clause (B) above, upon the expiration or termination of any unexercised Option or Convertible Securities, the Conversion Price shall be readjusted to the Conversion Price in effect prior to the issuance of such securities, subject to adjustment as a result of the issuance of additional securities subsequent to the issuance thereof ; and

(E)  In the event of any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Securities, including, but not limited to, an increase resulting from the antidilution provisions thereof (other than an increase resulting solely from an adjustment pursuant to this Section 5(i), the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained and the adjustment (if any) which was made upon the issuance of such Option or Convertible Securities not exercised or converted prior to such increase be made upon the basis of such increased number of shares, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Securities.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(i)(iii), but excluding shares issued as a dividend or distribution as provided in 5(i)(d) or upon a stock split or combination as provided in Section 5(i)(e) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue (the “Offering Price”), then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the Offering Price.

In addition, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v) Determination of Consideration. For purposes of this Section 5(i), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)  insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(II)  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(i)(iii) relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the conversion or exchange of such Convertible Securities.

(j)  No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as maybe necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

(k) No Fractional Shares and Certificate as to Adjustments.

(i)  No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(l)  Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(m)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

(n) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Section 6. Voting Rights

(a) The holders of record of shares of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock upon any matter submitted to stockholders of the Corporation for a vote. The Corporation shall not, without the affirmative vote of the holders of at least 50% of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series A Preferred Stock voting separately as a class) amend, alter or repeal any provisions of this Certificate, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof

(b) In any matter in which the holders of the Series A Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series A Preferred Stock shall be entitled to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible.

(c) Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series A Preferred Stock shall have been converted.

Section 7.  Ranking

The Series A Preferred Stock shall, with respect to dividend rights and distributions upon Liquidation, rank (i) senior to the Capital Stock, including the Common Stock, issued from time to time by the Corporation other than any series of Capital Stock the terms of which specifically provide that the Capital Stock of such series ranks senior or on parity with the Series A Preferred Stock with respect to dividend rights and distribution upon Liquidation, (ii) junior to any holder of outstanding debt of the Corporation, and (iii) on parity with the Capital Stock issued by the Corporation the terms of which specifically provide that the shares of such Capital Stock rank on parity with the Series A Preferred Stock with respect to dividend rights and distributions upon Liquidation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights of its Series A Preferred Stock to be duly executed as of this 2nd day of May 2007.

MIT HOLDING, INC.

By:	/s/ William C. Parker
Name: William C. Parker
Title: President